EX-99(n)

Steben Alternative Investment Funds

Form of Multiple Class Plan pursuant to Rule 18f-3

This Multiple Class Plan (“Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the Trust and each series thereunder (a “Fund”).

A.            General Description of Classes that are Offered

Each Fund may from time to time issue one or more of the following Class A, Class C, Class I and Class N shares:

1.          Class A.   Class A shares are offered to investors of each of the Funds subject to an initial sales charge.  The maximum sales charge varies between 0.00% and 5.75% of the amount invested and may decline based on discounts for volume purchases.  The initial sales charge may be waived for certain eligible purchasers or under certain circumstances.

If the initial sales charge is waived on a purchase of shares, a contingent deferred sales load (“CDSL”) of up to 1.00% may be imposed on any redemption of those sales within eighteen (18) months of the purchase.  Class A shares also are subject to an annual service fee ranging from 0.00% to 0.25% and a distribution fee ranging from 0.00% to 0.25% of the average daily net assets of the Class A shares paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1.  Class A shares require an initial investment of $2,500, except for certain retirement accounts and investment plans for which lower limits may apply.

2.          Class C.   Class C shares are offered to investors of each of the Funds subject to a CDSL on redemptions of shares held less than one year.  The Class C CDSL is equal to 1% of the lower of: (1) the net asset value of the shares at the time of purchase or (2) the net asset value of the shares at the time of redemption.  Class C shares held longer than one year and Class C shares acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to a Class C CDSL are not subject to the CDSL.  The CDSL for Class C shares of the Funds may be waived under certain circumstances.  Class C shares are subject to an annual service fee ranging from 0.00% to 0.25% of average daily net assets and a distribution fee ranging from 0.00% to 0.75% of average daily net assets of the Class C shares of the Fund, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1.  Class C shares require an initial investment of $2,500, except for certain retirement accounts and investment plans for which lower limits may apply.

3.          Class I.  Class I shares are offered, or may be offered in the future, to investors of each Fund without the imposition of an initial sales charge or CDSL and are not subject to any service or distribution fees.  Class I shares are available for investment only by the types of investors described in a Fund’s registration statement. Class I shares require an initial investment of $1,000,000, except for certain investors for which lower limits may apply.

Steben Alternative Investment Funds

Multiple Class Plan pursuant to Rule 18f-3

4.          Class N. Class N shares are offered, or may be offered in the future, to investors of each Fund without the imposition of an initial sales charge or CDSL.  Class N shares are subject to an annual distribution and/or service fee ranging from 0.00% to 0.25% of the average daily net assets of the Class N shares of the Fund, each paid pursuant to a plan adopted pursuant to Rule 12b-1.  Class N shares are available for investment only by the types of investors described in a Fund’s registration statement. Class N shares require an initial investment of $2,500, except for certain investors for which lower limits may apply.

B.            Expense Allocation of Each Class

Certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”).  Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to any distribution and/or service fees, administrative fees, or accounting and other services fees described in the Fund’s Prospectus and Statement of Additional Information (together, the “Prospectus”), each class may, by action of the Board of Trustees of the Trust (the “Board”) or its delegate, also pay a different amount of the following expenses:

(1)	transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class;
(2)	legal, printing, stationary, postage and delivery expenses related to preparing and distributing to current shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;
(3)	state blue sky and foreign registration/notification fees and/or expenses incurred by a specific class;
(4)	Securities and Exchange Commission registration fees incurred by a specific class of shares;
(5)	expenses of administrative personnel and services required to support the shareholders of a specific class;
(6)	Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares;
(7)	investment adviser’s fees incurred as a result of issues relating to a specific class;
(8)	expenses of a registered independent public account firm relating solely to a specific class of shares;
(9)	litigation and other legal expenses relating to a specific class of shares;
(10)	accounting and consulting expenses relating solely to a specific class of shares;
(11)	any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares;
(12)	account expenses relating solely to a specific class;

Steben Alternative Investment Funds

Multiple Class Plan pursuant to Rule 18f-3

(13)	reimbursements for expenses previously paid pursuant to an expense limitation agreement and that are attributed to that class;
(14)	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific class; and
(15)	any such other expenses actually incurred in a different amount by a class or related to a class’ receipt of services of a different kind or to a different degree than another class.

All expenses not hereafter designated as Class Expenses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a Fund.

However, notwithstanding the above, each Fund may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

C.            Voting Rights

Each share of each Fund entitles the shareholder of record to one vote.  Each class of shares of the Fund will vote separately as a class with respect to any distribution plan pursuant to Rule 12b-1 under the 1940 Act applicable to that class and on other matters for which class voting is required under applicable law.  Shareholders of each of Class A, Class C, Class I and Class N will vote separately as a class to approve any material increase in payments authorized under the distribution plan applicable to each class.

D.            Waivers and Reimbursements

Steben & Company, Inc. (“Steben”) or the Funds’ distributor may choose to waive or reimburse expenses of a Fund.  Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

E.             Income, Gains and Losses

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

The Funds may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

F.             Dividends

Dividends paid by each Fund, with respect to its classes of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any expenses relating to a class of shares will be borne exclusively by that class.

Steben Alternative Investment Funds

Multiple Class Plan pursuant to Rule 18f-3

G.            Exchange Features

Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Fund.  Investors in Class A, Class C, Class I and Class N shares may exchange those shares for shares of the corresponding class of any other mutual fund for which Steben serves as investment adviser as set forth in the registration statements for the Funds.  All exchanges are subject to the minimum investment requirements and any other applicable terms set forth in the registration statements for the Funds whose shares are being acquired.

These exchange privileges may be modified or terminated by a Fund, and exchanges may be made only into Funds that are registered legally for sale in the investor's state of residence.

H.            Additional Information

This Plan is qualified by and subject to the terms of the then current registration statement for the applicable classes; provided, however, that none of the terms set forth in any such registration statement shall be inconsistent with the terms of the classes contained in this Plan.  The registration statements for the Class A, Class C, Class I and Class N shares contain additional information about those classes and each Fund's multiple class structure.

Dated:  February __, 2014

Steben Alternative Investment Funds

Multiple Class Plan pursuant to Rule 18f-3